Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 of our report dated March 11, 2026 relating to the financial statements of Lakewood-Amedex Biotherapeutics Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Tampa, FL

March 31, 2026